UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 2, 2020 (October 27, 2020)

SEQUENTIAL BRANDS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37656	47-4452789
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1407 Broadway, 38th Floor, New York, NY 10018

(Address of Principal Executive Offices/Zip Code)

(646) 564-2577

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	SQBG	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangement of Certain Officers

Appointment of Chief Financial Officer

Effective October 27, 2020, Sequential Brands Group, Inc. (the “Company” or “Sequential”) hired Lorraine DiSanto to serve as the Company’s Chief Financial Officer (“CFO”) pursuant to her employment letter (the “Employment Letter”). Ms. DiSanto will serve along with Daniel Hanbridge, the Company’s Senior Vice President of Finance and former Interim CFO, as the Company’s co-principal financial and accounting officer until Mr. Hanbridge’s departure, anticipated to be effective November 16, 2020. Upon Mr. Hanbridge’s effective date of resignation, Ms. DiSanto will serve as the sole principal financial and accounting officer. Mr. Hanbridge will continue to serve as Senior Vice President of Finance of the Company until his departure date.

Ms. DiSanto, age 53, has over 30 years of accounting, finance, and operations experience. Prior to joining Sequential, she was the CFO of Herman Miller Group’s retail segment (Nasdaq: MLHR); and prior to the Herman Miller acquisition in 2014, she was CFO of Design Within Reach Inc, the largest retailer of authentic modern furniture.  Ms. DiSanto held CFO/COO roles at Totsy.com, a children’s apparel and accessories retailer, as well as at V2V Holdings Inc., a portfolio of marketing services businesses. She has also held accounting and finance related roles at IBM and Time Warner Cable. In addition to leading finance teams, Ms. DiSanto has managed IT, Real Estate, Data Analytics and Logistics organizations.

Under the terms of the Employment Letter, Ms. DiSanto will receive an annual base salary of $325,000. The Employment Letter also provides that Ms. DiSanto will be eligible beginning in fiscal year 2021 for a discretionary annual performance bonus of up to 50% of her annual base salary.

The foregoing description of the Employment Letter does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Departure of Chief Executive Officer; Appointment of Executive Chairman

On October 27, 2020, the Company and David Conn mutually agreed to terminate his position as Chief Executive Officer and further he resigned as Secretary and Director of Sequential. Per the separation agreement (the “Agreement”) between Sequential and Mr. Conn dated October 30, 2020, Mr. Conn will receive i) one year of base salary, and ii) reimbursement of $60,000 for salary reduction related to the period June 1, 2020 to September 30, 2020. In addition, the unvested portion of Mr. Conn’s restricted stock units granted in 2020, representing 10,000 shares of common stock, will be accelerated and become fully vested after the revocation period and the unvested portion of Mr. Conn’s performance based restricted stock (“PSUs”) granted in 2020, representing 22,500 shares of common stock, shall be forfeited as of the termination date and he shall have no further rights with respect thereto as defined in his Agreement, provided that if a change of control occurs on or before the 60th day following his termination date, the PSUs that would have vested on the date of the change of control had Mr. Conn been employed on that date, shall vest. Furthermore, Mr. Conn’s medical benefits will continue for twelve months under COBRA. As a condition to payment of such amounts, Mr. Conn will execute a release of claims against Sequential and its affiliates substantially in the form attached to his Agreement.

William Sweedler, the Chairman of the Company’s Board of Directors, has been appointed to serve as Executive Chairman and principal executive officer of the Company, effective as of Mr. Conn’s resignation from the Company. Mr. Sweedler will not be receiving any cash compensation in connection with serving as Executive Chairman.

Mr. Sweedler joined the Company’s Board of Directors as Chairman on February 22, 2012 in connection with the Company’s financing transaction with TCP WR Acquisition, LLC. Mr. Sweedler is presently Co-Founder and Managing Partner of Tengram Capital Partners, a private equity firm focused on investments in the consumer and retail sectors, which Mr. Sweedler co-founded in 2011. In addition, Mr. Sweedler is the founder, Chairman and Chief Executive Officer of Windsong Brands, a diversified brand development and investment company that specialized in the acquisition, growth, licensing, and comprehensive management of consumer branded intellectual property and businesses. Mr. Sweedler is currently a director at the following privately held companies: High Ridge Brands, Tone it Up, Zanella and Tommie Copper. Prior to founding Windsong Brands, he was President and Chief Executive Officer of Joe Boxer, a wholly-owned division of the Iconix Brand Group (Nasdaq: ICON) of which he was also an Executive Vice President and Director.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Letter, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description
10.1	Employment Letter between Sequential Brands Group, Inc. and Lorraine DiSanto, dated October 27, 2020.
10.2	Separation Agreement and General Release Agreement Letter between Sequential Brands Group, Inc. and David Conn.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sequential Brands Group, Inc.

Date: November 2, 2020	By:	/s/ Daniel Hanbridge
	Name:	Daniel Hanbridge
	Title:	Senior Vice President of Finance